UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2007

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on May 15, 2007, Verticalnet, Inc. ("Verticalnet" or the "Company") entered into a Note Purchase Agreement (the "Purchase Agreement") with several investors (the "Investors"), including members of the Company’s management and Board of Directors. Under the terms of the Purchase Agreement, the Investors agreed to loan the Company up to $600,000 and the Company agreed to issue to each Investor a junior unsecured subordinated note (each, a "Junior Note") in the aggregate principal amount of $600,000. The closing of the purchase and sale of the Junior Notes was subject to certain conditions as set forth in the Purchase Agreement.

On May 22, 2007, the Company and the Investors closed the purchase of the purchase and sale of the Junior Notes, and the Company issued the Junior Notes in the amount of $600,000. The transaction resulted in net proceeds to the Company of approximately $552,000 after deducting the estimated offering costs and fees. The Company intends to use these proceeds for working capital and general corporate purposes.

You are encouraged to read the full text of the Purchase Agreement and Junior Notes, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this current report, and are incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 23, 2007, the Company received a staff determination letter from The Nasdaq Stock Market ("Nasdaq") that the Company’s common stock is subject to delisting from The Nasdaq Capital Market due to its failure to comply with Marketplace Rule 4310(c)(3) which requires the Company to maintain minimum shareholders’ equity of $2.5 million, or $35.0 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. This matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market.

As previously reported, on March 30, 2007, the Company received a staff determination letter from Nasdaq stating that its common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(4) which requires the Company to maintain a minimum bid price of $1.00. The company filed an appeal of the staff’s determination to the Nasdaq Listings Qualifications Panel (the "Panel"). Delisting of the Company’s common stock from Nasdaq is stayed pending the determination of the Panel. The appeals hearing was held on May 17, 2007 at which time the Company presented a plan to regain compliance with both Marketplace Rule 4310(c)(3) and Marketplace Rule 4310(c)(4). The Company is awaiting the Panel’s determination. Nasdaq has indicated that the Panel will consider the Company’s failure to maintain a minimum stockholders’ equity of $2.5 million in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

Pursuant to Marketplace Rule 4804(c), the company has until May 30, 2007 to present its views with respect to this additional deficiency to the Panel. The Company intends to present it views to the Panel within the time prescribed.

A copy of the Company’s press release announcing receipt of the staff determination letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1 Form of Junior Unsecured Subordinated Note, dated May 22, 2007

10.1 Note Purchase Agreement, dated May 15, 2007

99.1 Press Release dated May 29, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

May 29, 2007	By:	Christopher G. Kuhn

Name: Christopher G. Kuhn
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

4.1	Form of Junior Unsecured Subordinated Note dated May 22, 2007
10.1	Note Purchase Agreement dated May 15, 2007.
99.1	Press Release dated May 29, 2007.